Exhibit (h)(2)

ADMINISTRATION & ACCOUNTING

SERVICE AGREEMENT

between

SANTA BARBARA GROUP OF FUNDS, INC.

and

INDEX

1.     APPOINTMENT AND DELIVERY OF DOCUMENTS

2.     DUTIES OF GFS

 ADMINISTRATION

FUND ACCOUNTING

3.     COMPENSATION OF GFS

4.     EXPENSES ASSUMED AS ADMINISTRATOR

5.     RESPONSIBILITY AND INDEMNIFICATION

6.     REPORTS

7.     ADDITIONAL FUNDS AND CLASSES

8.     ACTIVITIES OF GFS

9.     RECORDS

10.   CONFIDENTIALITY

11.  PROPRIETARY INFORMATION

12.   EFFECTIVENESS, DURATION, AND TERMINATION

13.   ASSIGNMENT

14.   FORCE MAJEURE

15.   SERVICE DAYS

16.   NOTICES

17.    MISCELLANEOUS

SCHEDULE A

(A)  ADMINISTRATIVE SERVICE FEE

FEE INCREASES

(B)  EXPENSES

(C)  STATE REGISTRATION (BLUE SKY) FEES

(D)  SPECIAL REPORTS

(E)  SERVICE DEPOSIT

SCHEDULE B

SANTA BARBARA GROUP OF FUNDS, INC.

FUND ACCOUNTING SERVICE AGREEMENT

AGREEMENT made as of the 17th day of May, 2000, as amended May 20, 2005, by and between Santa Barbara Group of Mutual Funds, Inc., a Maryland a Corporation, having its principal office and place of business at 15 Fair Oaks Avenue, Suite 315, Pasadena, California 91105 (the “Corporation”), and Gemini Fund Services, LLC, a Nebraska limited liability company having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 205, Hauppauge, New York 11788  (“GFS”).

WHEREAS, the Corporation is an open-end management investment company registered with the United States Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Corporation is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and is authorized to divide those series into separate classes; and

WHEREAS, the Corporation offers shares in the series listed in Schedule B hereof (each such series, together with all other series subsequently established by the Corporation and made subject to this Agreement in accordance with Section 7, being herein referred to as a “Fund,” and collectively as the “Funds”) and the Corporation offers shares of the classes of each und as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Corporation in a Fund being herein referred to as a “Class,” and collectively as the “Classes”); and

WHEREAS, the Corporation desires that GFS perform certain administrative and accounting services for each Fund and Class thereof and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Corporation and GFS hereby agree as follows:

1.         APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)        The Corporation hereby appoints GFS, and GFS hereby agrees, to act as administrator of the Corporation for the period and on the terms set forth in this Agreement.

(b)        In connection therewith, the Corporation has delivered to GFS copies of:

(i)      the Corporation’s Articles of Incorporation and Bylaws (collectively, as amended from time to time, “Organizational Documents”);

(ii)     the Corporation’s Registration Statement on Form N-1A and all amendments thereto filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”);

(iii)   the Corporation’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)    the Corporation's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)     each current plan of distribution or similar document adopted by the Corporation under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Corporation (“Service Plan”), and

(v)     all procedures adopted by the Corporation with respect to the Fund (e.g., procedures relating to rule 17a-7 transactions, repurchase agreements, etc.) and shall promptly furnish GFS with all amendments of or supplements to the foregoing.

2.         DUTIES OF GFS

ADMINISTRATION

(a)  Subject to the direction and control of the Board, GFS shall manage all aspects of the Corporation’s operations with respect to the Funds except those that are the responsibility of any other service provider hired by the Corporation, all in such manner and to such extent as may be authorized by the Board.

(b)  GFS shall provide persons suitable to the Board to serve as officers of the Corporation;

(c)  GFS will provide the Funds with the adequate general office space, communication facilities and personnel to perform the services for the Funds described in this Section 2.

(d)  Oversee the performance of administrative and professional services rendered to the Corporation by others, including its custodian, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Funds, including

i.    the preparation and maintenance by the Corporation’s custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable United States law, of all documents and records relating to the operation of the Corporation required to be prepared or maintained by the Corporation or its agents pursuant to applicable law;

ii.   the reconciliation of account information and balances among the Corporation’s custodian, transfer agent, dividend disbursing agent and fund accountant;

iii.  the transmission of purchase and redemption orders for Shares; and

iv.  the performance of fund accounting, including the calculation of the net asset value of the Shares;

(e)  Assist each Fund’s investment adviser in monitoring the Funds’ holdings for compliance with Prospectus investment restrictions and assist in preparation of periodic compliance reports, as applicable;

(f)  Prepare and coordinate the printing of semi-annual and annual financial statements;

(g)  Prepare selected management reports for performance and compliance analyses agreed upon by the Funds and Administrator from time to time;

(h)  Advise the Corporation and the Board on matters concerning the Corporation and its affair;

(i)   With the cooperation of the counsel to the Corporation, the investment adviser, officers of the Corporation and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Funds and GFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

(j)   Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund’s independent public accountants;

(k)  Prepare the Fund’s federal, state, and local tax returns to be reviewed by the Fund’s independent public accountants;

(l)   Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate its daily net asset value;

(m) In consultation with counsel for the Corporation, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

i.    amendments to the Corporation’s Registration Statement on Form N-1A;

ii.   periodic reports to the Funds’ shareholders and the Commission, including but not limited to annual reports and semi-annual reports;

iii.  notices pursuant to Rule 24f-2;

iv.  proxy materials; and

v.   reports to the SEC on Forms N-SAR, N-CSR, N-PX and N-Q

(n)  Coordinate the Fund’s annual or SEC audit by:

i.    assisting the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ accounts and records;

ii.   providing appropriate financial schedules (as requested by the Funds’ independent public accountants or SEC examiners); and,

iii.  providing office facilitates as may be required.

(o)  After consultation with counsel for the Corporation and the investment adviser, determine the jurisdictions in which Shares of the Funds shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Funds shall be paid by the Funds;

(p)  Monitor sales of Shares, ensure that the Shares are properly and duly registered with the SEC;

(q)  Oversee the calculation of performance data for dissemination to information services covering the industry, for sales literature of the Corporation and other appropriate purposes;

(r)  Prepare, or cause to be prepared, expense and financial reports, including the Funds’ budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

(s)  Authorize the payment of Corporation expenses and pay, from Corporation assets, all bills of the Corporation;

(t)   Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

(u)  Assist the Corporation in the selection of other service providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that GFS need not begin performing any such task except upon 65 days’ notice and pursuant to mutually acceptable compensation agreements.

(v)  GFS shall provide such other services and assistance relating to the affairs of the Corporation as the Corporation may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

(w) Except with respect to   GFS’s duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Corporation assumes all responsibility for ensuring that the Corporation complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Corporation.  All references to any law in this Agreement shall be deemed to include references to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(x)  In order for GFS to perform the services required by this Section 2, the Corporation (i) shall cause all service providers to the Corporation to furnish any and all information to GFS, and assist GFS as may be required and (ii) shall ensure that GFS has access to all records and documents maintained by the Corporation or any service provider to the Corporation.

GFS shall, for all purposes herein, be deemed to be an independent contractor and shall unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise by deemed an agent of the Funds.

FUND ACCOUNTING

I.    Services.  GFS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section.  With respect to each Fund, GFS shall perform the following services:

(a)  Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus and transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Corporation and its transfer agent;

(b)  Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Corporation and in conformance with generally accepted accounting practices ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)("Code");

(c)  GFS shall prepare and maintain on behalf of the Corporation the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time (“Rule 31a-1”, that are applicable to the fulfillment of   GFS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Corporation and GFS.  Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

•     Cash receipts journal

•     Cash disbursements journal

•     Dividend record

•     Purchase and sales - portfolio securities journals

•     Subscription and redemption journals

•     Security ledgers

•     Broker ledger

•     General ledger

•     Daily expense accruals

•     Daily income accruals

•     Securities and monies borrowed or loaned and collateral therefore

•     Foreign currency journals

•     Trial balances

(d)  Make such adjustments over such periods as the Corporation’s administrator deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

(e)  Provide the Corporation and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

(f)  Provide all raw data available from its mutual fund accounting system for management’s or the administrators preparation of the following:

1.   Annual and Semi-annual financial statements;

2.   Annual and Semi-annual forms N-SAR and N-CSR and annual tax returns;

3.   Financial data necessary to update form N-1A; and

4.   Proxy statements.

(g)  Provide facilities to accommodate annual audit by the Corporation's independent accountants and, upon approval of the Corporation, any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction;

(h)  Transmit to and receive from each Fund's transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

(i)  Periodically reconcile all appropriate data with each Fund's custodian;

(j)  Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that GFS need not begin performing any such task except upon 65 days’ notice and pursuant to mutually acceptable compensation agreements.

3.         COMPENSATION OF GFS.

            In consideration of the services to be performed by GFS as set forth herein for each portfolio listed in Schedule B, GFS shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses.  Each Fund agrees to pay GFS the fees and reimbursement of out-of-pocket expenses as set forth in the fee schedule attached hereto as Schedule A.

4.         EXPENSES ASSUMED AS ADMINISTRATOR.

            Except as specifically stated in this Agreement, GFS shall pay all expenses incurred by it in performing its services and duties as Administrator.  The Corporation will bear all other expenses to be incurred in the operations of the Funds (other than those borne by the Adviser) including taxes, interest, brokerage fees and commissions, if any, fees of Directors who are not officers, directors, partners, employees or holders of five percent or more of the outstanding voting securities of the Adviser or GFS or any of their affiliates, Securities and Exchange Commission fees and state blue sky registration or qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, advisory fees, charges of custodians, transfer and dividend disbursing legal expenses, costs of maintaining corporate existence, costs attributable to shareholder services, including without limitation telephone and personnel expenses, costs of preparing and printing Prospectuses for regulatory purposes, costs of shareholders’ reports and Corporation meetings and any extraordinary expenses

5.         RESPONSIBILITY AND INDEMNIFICATION.

(a) GFS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Funds for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder.  It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Funds, advice of the Funds, or of counsel for the Funds and upon statements of the Funds’ independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of GFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.

(b) GFS shall not be liable to the Funds for any error of judgment or mistake of law or for any loss arising out of any act or omission by GFS in the performance of its duties hereunder except as hereinafter set forth.  Nothing herein contained shall be construed to protect the Administrator against any liability to the Funds or its security holders to which GFS shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence disregard of  GFS’s obligations and duties under this Agreement or the willful violation of any applicable law.

(c) Except as may otherwise be provided by applicable law, neither GFS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Funds shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to GFS by the Funds or its authorized agents or in connection with any error in judgment or mistake of law or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, by reason of reckless disregard of   GFS’s obligations and duties under this Agreement or the willful violation of any applicable law.

(d)  Reliance on Electronic Instructions. If the Corporation has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Corporation.

(e) Errors of Others.  GFS shall not be liable for the errors of other service providers to the Corporation, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by GFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Corporation.

(f)  NAV Errors.  If the Corporation’s NAV error correction policy (the “Policy”) requires that the NAV be recalculated, GFS will reprocess the activity for shareholders in accordance with the Policy and, provided GFS was not responsible for the error, the Corporation shall reimburse GFS for all reasonable reprocessing costs.  In calculating any NAV difference for which GFS would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.

(g) Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

6.         REPORTS.

(a) The Funds shall provide to GFS, on a quarterly basis, a report of duly authorized officer of the Funds representing that all information furnished to GFS during the preceding quarter was true, complete and correct to the best of his or her  knowledge.  GFS shall not be responsible for the accuracy of any information furnished to its by the Funds, and the Funds shall hold GFS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

(b) GFS shall provide to the Board of Directors of the Funds, on a quarterly basis, a report, in such a form as GFS and the Funds shall from time to time agree, representing that, to its knowledge, the Funds were  in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Fund was not so in compliance.  Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Funds, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, GFS shall promptly notify the Funds and its counsel of such violation.

7.         ADDITIONAL FUNDS AND CLASSES

            In the event that the Corporation establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement.  GFS or the Corporation may elect not to make any such series or classes subject to this Agreement.

8.         ACTIVITES OF GFS.

(a)  GFS shall be free to render similar services to others so long as its services hereinunder are not impaired thereby.

(b)  GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associates, which may be affiliated persons or GFS, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve GFS of its responsibilities hereunder.  GFS may pay those persons for their services, but no such payment will increase   GFS’s compensation from the Corporation.

9.         RECORDS.

            Maintenance of and Access to Records.  GFS shall maintain records relating to it services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1 thereunder.  The books and records pertaining to the Corporation that are in possession of GFS shall be the property of the Corporation.  The Corporation, or the Corporation’s authorized representatives, shall have access to such books and records at all times during   GFS’s normal business hours.  Upon the reasonable request of the Corporation, copies of any such books and records shall be provided promptly by GFS to the Corporation or the Corporation’s authorized representatives.  In the event the Corporation designates a successor that assumes any of GFS’s obligations hereunder, GFS shall, at the expense and direction of the Corporation, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

            Inspection of Records.  In case of any requests or demands for the inspection of the records of the Corporation maintained by GFS, GFS will endeavor to notify the Corporation and to secure instructions from an authorized officer of the Corporation as to such inspection.  GFS shall abide by the Corporation’s instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions if GFS is advised by counsel to GFS that failure to do so will result in liability to GFS.

10.       CONFIDENTIALITY.

            GFS and the Corporation agree  that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except that:

(a)  GFS may prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)  GFS may provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)  GFS and the Corporation may release such other information approved in writing by other party, which approval shall not be reasonably withheld and may not be withheld where either party  may be exposed to civil or criminal contempt proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the other party.

(d)  In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Funds to any person that is not affiliated with the Funds or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

(e) Or otherwise required by law.

11.       PROPRIETARY INFORMATION

(a) Proprietary Information of GFS. The Corporation acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Corporation agrees to treat all Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)  Proprietary Information of the Corporation. GFS acknowledges that the Shareholder list and all information related to Shareholders furnished to GFS by the Corporation or by a Shareholder in connection with this Agreement (collectively, “Customer Data”), all information regarding the Funds’ portfolios, arrangements with brokerage firms, compensation paid to or by the Corporation, trading strategies and all such related information (collectively, Corporation proprietary information”) constitute proprietary information of substantial value to the Corporation. In no event shall GFS Proprietary Information be deemed Corporation Proprietary Information Customer Data. GFS agrees to treat all Corporation Proprietary Information and Customer Data as proprietary to the Corporation and further agrees that it shall not divulge any Corporation Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Corporation or as may be duly requested by regulatory authorities.

(c)  Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 11.  The obligations of this Section shall survive any earlier termination of this Agreement.

12.       EFFECTIVENESS, DURATION, AND TERMINATION

(a)  This Agreement shall become effective on the date first above written.

(b)  This Agreement shall remain if effect for a period of three (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods; provided that such continuance is specifically approved at least annually by Board and by a majority of the Directors who are not parties to this Agreement or interested persons of any such party.

(c)  In the event of a material breach of this Agreement by either party, the non-breaching part shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall by 45 days to remedy the breach.  If said breach is not remedied to the reasonable satisfaction of the non-breaching party, the non-breaching party may thereafter terminate this Agreement immediately.

If after such termination for so long as GFS, with the written consent of the Corporation, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation, the provisions dealing with the indemnification, shall continue in full force and effect.

Compensation due GFS and unpaid by the Corporation upon such termination shall be immediately due and payable upon, and notwithstanding, such termination.

(d)  If at any time during the initial or any subsequent term of this Agreement, GFS is replaced as administrator and fund accountant  for any reason other than for a material breach of this Agreement which GFS does not cure within a reasonable time, or the Funds are merged into or sells all (or substantially all) of its assets to another fund or family of funds for which GFS does not serve as transfer agent, then the Funds shall, immediately upon demand byGFS , make a one time cash payment equal to the net present value of the revenues GFS  would have earned during the remainder of the initial or subsequent term of the Agreement, as the case may be, at the fee rate in effect at the time of such event (including any applicable minimum).

For purposes of this paragraph, the asset figures used to calculate the fee due GFS hereunder shall be the highest monthly average assets of the Funds at any time during the 12 months immediately preceding the termination of GFS (or the merger or sale of assets) of the Funds.

If the Corporation terminates this Agreement GFS shall be entitled to collect from the Corporation, in addition to the compensation described under Section 11 hereof, the amount of all of GFS’s reasonable cash disbursements for services in connection with GFS’s activities in effecting such termination, including without limitation, the delivery to the Corporation and/or its designees of the Corporation’s property, records, instruments and documents, or any copies thereof.  Subsequent to such termination, for a reasonable fee, GFS will provide the Corporation with reasonable access to all Corporation documents or records, if any, remaining in its possession.  Should the Corporation exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Corporation.  Additionally, GFS reserves the right to charge for any other reasonable costs and expenses associated with such termination.

(e) The obligations of Sections 3, 5 and 10 shall survive any termination of this Agreement

13.       ASSIGNMENT

            This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Corporation without the prior written consent of GFS.

14.       FORCE MAJEURE

GFS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

15.       SERVICE DAYS

Nothing contained in this Agreement is intended to or shall require GFS, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Corporation or of a Fund.  Functions or duties normally scheduled to be performed on any day which is not a business day of the Corporation or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law.

16.       NOTICES.

            All notices and other communications hereunder shall be in writing, shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, and shall be given to the following addresses (or such other addressed as to which notice is given):

To the Corporation:                                                     To  GFS:

  John P. Odell                                                              Michael J. Wagner

  Co-President                                                              President

  Santa Barbara Group of Mutual Funds, Inc.                Gemini Fund Services, LLC

  107 S. Fair Oaks Avenue, Suite 315                          150 Motor Parkway, Suite 205

  Pasadena, CA 91105                                                 Hauppauge, NY 11788

17.       MISCELLANEOUS

(a)  Neither party to this Agreement shall be liable to the other party for consequential damages under any provisions of this Agreement.

(b)  Except for Appendix A, to add new Funds and Classes in accordance with Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(c) The provisions of this Agreement shall be construed and interpreted in accordance with the State of New York as at the time in effect and the applicable provisions of the 1940 Act.  To the extent that the applicable law of the State of New York or any other provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e) The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Corporation are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(i)   No affiliated person, employee, agent, director, officer or manager of GFS shall be liable at law or in equity for GFS’s obligations under this Agreement.

(j)  Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.	GEMINI FUND SERVICES, LLC

By: /s/ John P. Odell_____________________________	By: _/s/ Michael J. Wagner_____
John P. Odell, Co-President	Michael J. Wagner, President

By: /s/ Steve W. Arnold______________________________
Steve W. Arnold, Co-President

SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.

ADMINISTRATION SERVICES AGREEMENT

Schedule A

Fees and Charges

(a) ADMINSTRATIVE SERVICE FEE:

            For the services rendered by GFS in its capacity as administrator, as specified in Paragraph 1.  DUTIES OF GFS. The Funds shall pay GFS within ten (10) days after receipt of an invoice from GFS at the beginning of each month, a fee equal or the greater of:

CALCULATED FEE WILL BE BASED UPON PRIOR MONTHS AVERAGE

NET ASSETS:

(No prorating partial months)

NOTE:  The following administrative service fees are per portfolio serviced plus out-of-pocket expenses.

MINIMUM FEE:

Under $5 million………………………$___

From $5 million to $10 million…………___

From $10 million to $20 million………..___

From $20 million on…………………….___

OR,

NET ASSET CHARGE:

•     First $75 Million of average monthly net assets of Fund 1/12th of ___% (___ basis points), plus

•     Next $75 Million of average monthly net assets of Fund 1/12th of ___% (___ basis points), plus

•     Over $150 Million of average monthly net assets of Fund 1/12th of ___% (___ basis points).

FEE INCREASES

            On each annual anniversary date of this Agreement, the fees enumerated above will be increased by the change in the Consumer Price Index for the Northeast region (CPI) for the twelve-month period ending with the month preceding such annual anniversary date.

(b) EXPENSES.

            The following expenses will be charged to the Funds as incurred by GFS in connection with the performance of its duties to include

            The Funds shall reimburse GFS for any out-of-pocket expenses, exclusive of salaries, advanced by GFS in connection with but not limited to the printing or filing of documents for the Funds, travel, daily quotation fees (currently $___ for equity & $___ for debt positions), capital change information, telephone toll charges, facsimile transmission, supplies (related to the Funds’ records), record storage, postage and courier charges, pro-rata portion of SAS 70 review, and NASDAQ insertion fee ($___ per month) incurred in connection with the performance of its duties hereunder.  GFS shall provide the Funds with a monthly invoice of such expenses and the Funds shall reimburse GFS within fifteen (15) days after receipt thereof.

(c) STATE REGISTRATION (BLUE SKY) FEES:

            The fees enumerated in paragraph (a) above do not include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(1) DUTIES OF GFS).  Each state registration requested will be subject to the following fees:

Initial registration………$___

Registration renewal……$___

Sales reports (if required)..$___

(d) SPECIAL REPORTS.

            All reports and/or analyses requested by the Funds, their auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Funds, that are not in the normal course of fund administrative activities as specified in Section 2 of this Agreement shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

Labor:

General Counsel - $___/hr.

Senior staff - $___/hr.

Junior staff - $___/hr.

Computer time - $___/hr.

(e) SERVICE DEPOSIT.

            The Fund will remit to GFS upon execution of this Agreement a service deposit equal to one (1) months’ minimum fee under this Agreement, computed in accordance with the number of portfolios listed in Schedule B of this Agreement.  The Fund will have the option to have the service deposit applied to the last month’s service fee, or applied to any new contract between the Fund and GFS.

            However, if the Funds elect or are forced to terminate this Agreement for any reason what-so-ever (including, but not limited to, the voluntary or involuntary termination of the Funds, liquidation of the Funds’ assets, the sale or merger of the Funds or their assets to any successor entity) prior to the termination date of this Agreement as specified in Paragraph 12 of this Agreement, the Funds will forfeit the service deposit paid to GFS upon execution of this Agreement

 SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.

ADMINSTRATION & ACCOUNTING SERVICE AGREEMENT

Schedule B

Funds and Classes to be Serviced Under This Agreement

Bender Growth Fund

Class - A

Class - C

Class - Y

Montecito Fund